EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Energy Amended Credit Agreement Terminates Put Rights and Conversion Features on 2008 Convertible Loans

Houston, Texas – December 10, 2010 – Cheniere Energy, Inc. (“Cheniere”) (NYSE Amex: LNG) announced today that its wholly owned subsidiary, Cheniere Common Units Holding, LLC, has reached an agreement with its lenders to amend certain provisions of the Credit Agreement dated August 15, 2008, (“Credit Agreement”) for the 2008 Convertible Loans (“Loans”) due 2018.  The outstanding balance of the Loans was $255.1 million as of September 30, 2010.  The lenders have agreed to eliminate their put rights, allow for the early prepayment of the Loans, allow Cheniere to sell Cheniere Energy Partners, L.P. (“Cheniere Partners”) common units held as collateral and prepay the Loans with the proceeds, and release restrictions on prepayments of other indebtedness at Cheniere as certain conditions are met.

In addition, 96.6% of the Lenders, including GSO Capital Partners, LP (“GSO”), have agreed to terminate their rights to convert the Loans into Series B Preferred Stock of Cheniere, which ultimately could have been converted into approximately 47.8 million shares of Cheniere common stock.  These lenders have also agreed to terminate the right to nominate or designate board members of Cheniere and Cheniere Partners and, therefore, Messrs. Dwight Scott and Jason New resigned from Cheniere’s Board of Directors effective December 9, 2010.

As part of the amendments to the Credit Agreement, Cheniere will issue an aggregate of 10.125 million shares of Cheniere common stock to the now non-convertible lenders.  Cheniere will register these shares with the Securities and Exchange Commission no later than March 31, 2011.  Scorpion Capital Partners, LP, the still-convertible lender holding the remaining 3.4% of the Loans, will continue to retain its right to convert into Cheniere equity, representing approximately 1.7 million shares of Cheniere common stock.

“We are very pleased to have concluded an agreement with our lenders of the 2008 Convertible Loans which will result in the termination of all of the lenders’ put rights,” said Charif Souki, Chairman, President and CEO.  “Furthermore, we are excited that GSO will become our largest shareholder.  GSO made a significant investment in 2008 that provided Cheniere with necessary funding at a time when the credit markets were challenging.  They have given us the time and support to adjust our strategy to changing global natural gas markets.  We look forward to continuing the partnership and developing our business.”

“We see great promise in the development of the liquefaction project at Sabine Pass, and we are pleased that we could support that effort with these changes to our Loans," said Jason New, Senior Managing Director at GSO Capital. "As Cheniere's largest shareholder and a large debt investor, we look forward to our continued strong relationship with the company as it creates value through liquefaction and other projects."

These amendments will become effective upon the approval of the issuance of Cheniere common shares by the NYSE Amex stock exchange.

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG related businesses, and owns and operates the Sabine Pass LNG receiving terminal and Creole Trail pipeline in Louisiana.  Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG receiving terminal.  Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.

For additional information, please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended September 30, 2010, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction services. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.  Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

CONTACTS:
Investors: Christina Cavarretta, 713-375-5100
Media: Diane Haggard, 713-375-5259